Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated June 10, 2010

GLOBAL MARKETS|EQUITY

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Liquid Alpha USD 5 Excess Return Index
DBLAUE5J

o    In May,  Liquid  Alpha  USD 5 ER  returned  -1.4%.  The  return  is  -0.03%
     Year-to-Date in 2010.
o    In  May,  three  of the  four  components,  SandP  X-Alpha,  DB  SMART  (5x leveraged) and DB Commodity Harvest,  contributed  positive returns,  while
     DB Currency  Harvest  had  negative  returns.  Fed Funds  returns  were insignificant.
o    SandP X-Alpha,  DB SMART (5x leveraged) and DB Commodity  Harvest  returned
     2.4%,  0.1% and 0.7%,  respectively,  while DB  Currency  Harvest  returned
     -3.7%.
o    The Sharpe Ratio since  January  1999 is now at 1.57  compared to -0.26 for
     HFRX Hedge Funds and 0.48 for the iBoxx USD  Treasuries;  these  statistics highlight the  favorable  risk-return  relationship  provided by the Liquid
     Alpha USD 5 ER Index during this period. (1)
o    Liquid Alpha volatility is 4.3% over the past 12 months, which is currently below its 5% volatility target. In comparison, trailing 12 month volatility is 17.3% for MSCI World, 4.8% for Treasuries and 3.3% for HFRX Hedge Funds.

                                                                                           Annualized
                                                                                       -----------------------------
                                    1 Month      3 Months      6 Months       YTD      1 year    3 years     5 years
Liquid Alpha 5% USD TR                -1.4%         -0.1%          1.4%       0.0%       2.5%       1.2%        6.1%
HFRX Global Hedge Fund Index          -2.6%         -0.5%          0.3%      -0.3%       7.2%      -5.3%        0.8%
iBoxx USD Treasury                     1.7%          2.0%          1.2%       3.9%       5.4%       7.1%        5.1%
Liquid Alpha 5% USD TR Constituents
SandP X-Alpha USD TR                   2.4%         -0.9%          0.7%       1.1%      -0.3%      -0.6%        5.5%
DB Commodity Harvest USD TR            0.7%          1.8%          1.0%       2.1%       2.2%       5.3%        9.4%
DB Currency Harvest USD TR            -3.7%          1.2%          1.4%      -0.9%       9.6%       0.6%        6.3%
DB SMART USD 5x TR                     0.5%          0.5%          2.8%       1.4%       4.3%       3.5%        4.3%
Fed Funds TR                           0.0%          0.0%          0.1%       0.1%       0.2%       1.7%        2.9%
(1): Liquid Alpha USD ER 5 has been retrospectively calculated and did not exist prior to April 23, 2008. Accordingly, the results shown during the retrospective periods do not reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the DB Liquid Alpha Index would have been lower than the performance of the Index as a result of fees or costs.

-------------------------------------------------------------------------------------------
           1999  2000   2001   2002   2003  2004   2005   2006  2007   2008   2009   2010
-------------------------------------------------------------------------------------------
Jan                1.7%   2.9%   1.2%  1.4%   0.9%   1.2%  1.6%   1.2%   0.2%   1.4%  0.1%
Feb         1.0%   1.3%  -0.2%   0.5%  0.7%   2.3%   2.7%  0.9%   0.9%   0.2%   1.1%  0.0%
Mar         0.9%   0.5%   2.0%   1.8% -0.3%   0.5%   0.5%  0.7%   1.6%   0.1%   0.7%  0.2%
Apr         1.1%   1.1%   0.4%   2.6%  5.1%  -1.0%   0.7%  0.0%   1.8%   0.1%   1.9%  1.2%
May         0.7%   2.3%   0.6%   0.6%  0.5%   0.2%   2.3% -0.1%   1.8%   0.9%   2.2% -1.4%           [GRAPHIC OMITTED]
Jun         0.6%  -0.6%   0.8%   0.1%  2.8%   2.1%   2.5%  1.6%   0.7%  -0.2%   0.4%
Jul        -0.6%   1.9%   0.0%   0.3%  0.3%   0.6%   0.6%  0.8%  -0.5%   1.0%   0.6%
Aug        -0.4%   0.8%   0.5%   0.4%  1.3%   1.3%  -0.5%  1.8%  -2.1%  -0.7%   0.2%
Sep         0.5%   1.1%   1.3%   0.0%  1.1%   0.8%   2.8%  1.1%   2.2%  -3.8%   0.3%
Oct         0.5%   2.2%   1.1%  -1.0%  1.2%   0.4%   1.6%  0.5%   1.7%  -5.8%   0.2%
Nov         0.3%   1.2%   1.0%   2.9%  1.4%   2.3%   1.7% -0.2%  -0.9%   0.0%  -0.7%
Dec         0.6%   1.9%   1.3%   2.0%  1.1%   1.4%  -0.8%  2.5%   0.4%   0.8%   1.4%
-------------------------------------------------------------------------------------------
Ann.Rtn.    5.4%  16.5%  12.3%  12.1% 17.8%  12.6%  16.4% 11.5%   8.8%  -7.2%  10.2%  0.0%
-------------------------------------------------------------------------------------------

Overview

- Liquid Alpha USD 5 TR is a multi-asset medium- to long-term investment strategy which gives access to a diversified pool of alpha generating assets using a dynamic allocation tool
- The strategy has the objective to generate absolute non-directional returns, un-correlated to the traditional markets, through a combination of diversified proprietary alpha generating strategies from different asset classes. The Index has been live since April 23, 2008
- The allocation among the Underlying Indices occurs quarterly and is based on their returns, correlation and volatilities using a quantitative Mean Variance Optimizer model
- The quantitative model combines the different sources of alpha and cash to generate an Index with a target volatility of 5%
- Seeks to manage downside risk through a stop-loss mechanism which is triggered if the Index return over 60-business days is below 4% over any 3 consecutive days

Performance Analysis Jan 99 – May 10[1]

	Liquid Alpha 5% USD TR	HFRX Global Hedge Fund Index	iBoxx USD Treasury
Growth over period	196.2%	15.4%	83.6%
Annualised return	10.0%	2.0%	5.5%
Volatility	4.3%	4.2%	4.9%
Sharpe Ratio (3.13%)	1.61	-0.26	0.48
Maximum drawdown	-10.0%	-25.2%	-5.8%
Drawdown recovery	14 Months	15 Months	10 Months
Correlation versus:			
HFRX Global Hedge Fund Index	0.47	1.00	-0.24
iBoxx USD Treasury TR Index	-0.08	-0.24	1.00

Relative Performance: May 31, 2010[1]



Liquid Alpha 5% USD TR
iBoxx USD Treasury
HFRX Global Hedge Fund Index
3500
3000
2500
2000
1500
1000
500
Jan-1999
Jan-2000
Jan-2001
Jan-2002
Jan-2003
Jan-2004
Jan-2005
Jan-2006
Jan-2007
Jan-2008
Jan-2009
Jan-2010

Rolling 12 Month Volatility: Jan 00 – May 10[1]



Liquid Alpha 5% USD TR
iBoxx USD Treasury
HFRX Global Hedge Fund Index
10%
8%
6%
4%
2%
0%
Jan-2000
Jan-2001
Jan-2002
Jan-2003
Jan-2004
Jan-2005
Jan-2006
Jan-2007
Jan-2008
Jan-2009
Jan-2010

(1): Liquid Alpha USD TR 5 has been retrospectively calculated and did not exist prior to April 23, 2008. Accordingly, the results shown during the retrospective periods do not reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the DB Liquid Alpha Index would have been lower than the performance of the Index as a result of fees or costs.

(2): Value indicates Risk Free Rate over Period computed from daily levels of the DB Fed Funds Equivalent Index.

Liquid Alpha USD 5 Index Constituents

Index	Asset Class	BBG Ticker	Live Date	Range Exposure
S&P X-Alpha USD TR:	Equity	SPXADT	10/31/2007	10%-50%
DB Commodity Harvest USD TR:	Commodity	DBCMHLTU	12/17/2007	10%-50%
DB Currency Harvest USD TR:	Currency	DBHVBUSF	10/19/2005	10%-50%
db SMART USD TR (leveraged 5x):	Rates	DBLASUT5	06/15/2007	10%-50%
Fed Funds TR:	Cash	DBMMFED1	10/15/2007	0%-60%

CERTAIN RISKS OF LIQUID ALPHA

LIQUID ALPHA HAS LIMITED PERFORMANCE HISTORY — Publication of Liquid Alpha began on April 23, 2008. Therefore, it has very limited performance history and no actual investment which allowed tracking of the performance of Liquid Alpha was possible before that date.

AN INVESTMENT LINKED OR RELATED TO LIQUID ALPHA WILL NOT BE THE SAME AS AN INVESTMENT IN THE ALPHA INDICES — The Liquid Alpha closing level on any trading day will depend on the performance of the 5 underlying index constituents (the "Alpha Indices"). The weighting of each Alpha Index is determined by an Optimized Asset Allocator ("OAA"), which seeks to maximize returns for a given level of volatility. You should, therefore, carefully consider the composition and calculation of each Alpha Index.

THE ALPHA INDICES EXPOSE YOUR INVESTMENT TO EQUITY, COMMODITY, CURRENCY AND INTEREST RATE RISKS — The Alpha Indices expose you to several asset classes and their respective risks, including risks relating to exchange rate fluctuations, foreign equity markets, commodity markets and emerging markets. In addition, the rates component is five times leveraged. To learn more about Liquid Alpha, see Underlying Supplement No. 4 dated September 29, 2009 filed with the Securities and Exchange Commission.

THE ALPHA INDICES ARE NOT EQUALLY WEIGHTED IN THE LIQUID ALPHA MODEL AND MAY OFFSET EACH OTHER — The Alpha Indices are assigned different weightings in Liquid Alpha via an Optimized Asset Allocation Model. The same return generated by two Alpha Indices, whether positive or negative, may have a different effect on the performance of Liquid Alpha. Additionally, positive returns generated by one or more Alpha Index may be moderated or more than offset by smaller positive returns or negative returns generated by the other Alpha Indices.

THE ACTUAL EXPERIENCED VOLATILITY OF EACH ALPHA INDEX AND LIQUID ALPHA MODEL MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF LIQUID ALPHA — The weighting of each Alpha Index in the Liquid Alpha Model is adjusted to target a volatility level of 5%. Because this adjustment is based on the volatility of the previous 60 business days, the actual volatility realized on the Alpha Indices and the Liquid Alpha Model will not necessarily equal the volatility target.

THE CALCULATION OF LIQUID ALPHA'S CLOSING LEVEL WILL INCLUDE A DEDUCTION OF COSTS FROM THE ALPHA INDICES — On each trading day, the calculation of Liquid Alpha's closing level will include a deduction of costs from the Alpha Indices currently ranging between a minimum of 21 basis points per annum and maximum of 63 basis points per annum, depending on the individual weightings of the Alpha Indices.

Deutsche Bank

Important Information

Use of hypothetical information:
Backtested,  hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on actual client
portfolios,   simulated  results  are  achieved  by  means  of  the  retroactive application of a backtested model itself designed with the benefit of hindsight.
Taking into  account  historical  events the  backtesting  of  performance  also differs from actual account  performance  because an actual investment  strategy may be  adjusted  any time,  for any reason,  including a response to  material, economic or market factors.  The backtested  performance  includes  hypothetical results that do not reflect the  reinvestment of dividends and other earnings or the deduction of advisory fees,  brokerage or other  commissions,  and any other expenses that a client would have paid or actually  paid. No  representation  is made that any trading  strategy or account will or is likely to achieve  profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly  different results and prove to be more appropriate.
Past  hypothetical  backtest  results are neither an indicator  nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Past performance:
The past  performance of securities,  indexes or other  instruments  referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions:
We or our  affiliates  or persons  associated  with us or such  affiliates  may:
maintain a long or short  position  in  securities  referred  to  herein,  or in related futures or options, purchase or sell, make a market in, or engage in any other  transaction  involving  such  securities,  and  earn  brokerage  or other compensation.  Instruments  linked to this index typically involve a high degree of risk, are not  transferable and typically will not be listed or traded on any exchange  and are  intended  for sale only to  sophisticated  investors  who are capable of  understanding  and assuming the risks involved.  The market value of any  structured  security  linked to this  index may be  affected  by changes in economic,  financial and political  factors  (including but not limited to, spot and forward interest and exchange rates),  time to maturity,  market  conditions and  volatility  and the  equity  prices  and  credit  quality  of any issuer or reference  issuer.  Any investor  should conduct his/her own  investigation  and analysis  of any  product  linked  to  this  index  and  consult  with  its  own professional advisors as to the risks involved in making such a purchase; since, it may be difficult to realize the investment prior to maturity, obtain reliable information  about the  market  value of such  investments  or the extent of the risks to which they are exposed, including the risk of total loss of capital.

Tax:
Deutsche Bank AG, including its  subsidiaries  and affiliates,  does not provide legal,  tax or accounting  advice.  This  communication  was prepared  solely in connection  with  the  promotion  or  marketing,  to  the  extent  permitted  by applicable  law, of the  transaction  or matter  addressed  herein,  and was not intended  or  written  to be used,  and  cannot be used or relied  upon,  by any taxpayer for purposes of avoiding any U.S.  federal  income tax  penalties.  The recipient  of this  communication  should seek advice  from an  independent  tax advisor  regarding  any tax matters  addressed  herein  based on its  particular circumstances.  Any  information  relating to  taxation is based on  information currently  available.  The levels and bases of, and relief  from,  taxation  can change and the benefits of products where discussed may cease to exist.  Because of the importance of tax considerations to all option transactions, the investor considering  options  should  consult  with  his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

Not insured:
These instruments are not insured by the Federal Deposit  Insurance  Corporation
(FDIC) or any other U.S.  governmental agency. These instruments are not insured by any  statutory  scheme or  governmental  agency of the  United  Kingdom.  The distribution of this document and availability of these products and services in certain  jurisdictions  may be restricted by law. These securities have not been registered  under the United  States  Securities  Act of 1933 and trading in the securities has not been approved by the United States Commodity Exchange Act, as amended.

The Bank and affiliates:
"Deutsche  Bank" means  Deutsche Bank AG and its  affiliated  companies,  as the context  requires.  Deutsche Bank Private Wealth  Management  refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world.
Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

Free writing prospectus:
Deutsche  Bank AG has filed a  registration  statement  (including a prospectus)
with the SEC for the offerings to which this  communication  may relate.  Before you invest,  you should read the prospectus in that  registration  statement and other documents the issuer has filed with the SEC for more complete  information about the  issuer and this  offering.  You may get these  documents  for free by visiting EDGAR on the SEC Web site at  www.sec.gov.  Alternatively,  the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

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